Exhibit 10.1

AGREEMENT

AGREEMENT dated as of December 20, 2012, between Gregory Temple, herein referred to as “TEMPLE,” and Ecolab Inc., a Delaware corporation with its principal offices in St. Paul, Minnesota, herein referred to as “ECOLAB.”

1.             Term of Employment.   TEMPLE shall continue to serve as an employee of ECOLAB, subject to the same compensation plan and benefits applicable as of the date of this Agreement, through the period ending December 31, 2012 (hereinafter the period of employment shall be called “TERM OF EMPLOYMENT”), after which TEMPLE’s employment relationship with ECOLAB, its subsidiaries and affiliates shall cease.

2.             Benefit Supplement.  In consideration of the promises made by ECOLAB herein, at the end of the TERM OF EMPLOYMENT, or as otherwise specified below, TEMPLE shall be entitled to the following benefits, and correspondingly participation in all other perquisites and employee benefit programs of ECOLAB shall cease except insofar as the terms and provisions of any benefit program then provided for post-employment continuation in such plan:

a.             Transition Pay:  In consideration of his execution of the Release attached hereto as Exhibit A, TEMPLE shall receive, as transition pay, the continuation of his base salary and bonus at target of 65%, reduced by required withholding and applicable taxes, for the period of sixty-five (65) weeks, payable in substantially equal installments at regular payroll intervals commencing after the expiration of the fifteen (15) day rescission period as referenced in the Release, Exhibit A.

NOTE:  The right to receive transition pay will terminate and ECOLAB shall be entitled to the return of all transition pay previously received by TEMPLE if TEMPLE engages in a “competitive activity.”  TEMPLE is engaged in a competitive activity if he is paid by or has any direct or indirect interest (except as a shareholder of less than one (1) percent of a company whose shares are publicly traded) in any business that develops, produces or sells any product or service that competes with a product or service of the company.  In addition if at any time TEMPLE violates the terms of this Agreement or otherwise engages in misconduct or conduct contrary to the interests of ECOLAB, the right to receive transition pay will terminate, and TEMPLE will be required to repay any funds previously received.

b.             Supplemental Transition Pay:  TEMPLE agrees (i) to cooperate in good faith in the transition of his current job responsibilities and to be available for telephone consultation as needed through March 31, 2013, and (ii) if called upon by ECOLAB or upon service of valid subpoena or comparable process, to cooperate in good faith with ECOLAB in any investigation, administrative proceeding and/or judicial proceeding, including signing applicable affidavits or testifying in deposition or trial of such proceedings.  In consideration of this cooperation as well as the execution of the Release attached hereto as Exhibit B, said execution to occur no earlier than March 31, 2013, ECOLAB shall pay TEMPLE, as supplemental transition pay, a lump sum of $1,840,000, reduced by required withholding and applicable taxes, after the expiration of the fifteen (15) day rescission period as referenced in the Release, Exhibit B, anticipated to be no later than April 30, 2013.

c.             Outplacement:  For as long as TEMPLE is receiving transition pay, ECOLAB shall provide TEMPLE with professional outplacement services of the firm Right Management Consultants, and ECOLAB shall pay the fee associated with such outplacement.

3.             Non-Competition/Confidential Information.  TEMPLE acknowledges that on or about April 5, 2011, he executed an Employment Agreement (Management) which is attached hereto as Exhibit C.  By his execution of the within Agreement, TEMPLE ratifies the terms and conditions of said Employment Agreement (Management).  In the event TEMPLE violates the terms of said Employment Agreement (Management), in addition to all other remedies available to ECOLAB, all transition pay payable herein shall cease.

It is agreed that TEMPLE will not cause or participate in the publication of any information concerning the facts underlying the termination of TEMPLE’s employment or the terms and conditions of this Agreement and Release to anyone.  This provision shall not prevent TEMPLE from disclosing such information to his family or to his legal counsel and accountants in order to obtain professional advice, provided they are advised as to the confidentiality of the information.

At the end of the TERM OF EMPLOYMENT, or at any earlier time as may be requested by ECOLAB, TEMPLE will return to ECOLAB all records, reports, studies, letters, files or other documents in his possession or to which he has access concerning ECOLAB’s business or affairs, or the business or affairs of any of ECOLAB’s subsidiaries and affiliates, and TEMPLE will retain only such personal records as he may have relating to non-ECOLAB activities.

4.             Non-Disparagement.  Each party understands that the reputation of the other in the community is of significant economic value.  In exchange for the mutual promises and commitments contained in this Agreement and Release, ECOLAB and TEMPLE explicitly agree to refrain from any and all communication, oral or written, which is disparaging or defamatory of the other.

5.             Release of ECOLAB.  TEMPLE agrees to the provisions contained in the attached documents entitled “Release” marked Exhibits A and B.  Exhibit A to be executed no earlier than the end of the TERM OF EMPLOYMENT and Exhibit B to be executed no earlier than March 31, 2013.

6.             Entire Agreement.  This Agreement sets forth the entire agreement of the parties and supersedes any prior agreements understandings or practices not specifically set forth or ratified herein.  Changes to this Agreement, whether by additions, waivers, deletions, amendments or modifications, may only be accomplished in a writing signed by both parties.

7.             Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties, their successors and assigns.

8.             Governing Law/Severability.  This Agreement shall be governed by the laws of the State of Minnesota.  If any of the provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of this Agreement, it being intended that the provisions of this Agreement are severable.

9.             Notice.  Any notice to be given to ECOLAB under the terms of this Agreement shall be in writing and addressed to the office of ECOLAB at Saint Paul, Minnesota, in care of its General Counsel, and any notice to be given to TEMPLE shall be in writing and addressed to TEMPLE at the address given beneath TEMPLE’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.  Notice shall be deemed to have been duly given if it contains specific reference to this Agreement, and when it is actually received or three days after it is enclosed in a properly sealed envelope addressed as aforesaid and deposited, postage prepaid, in a United States post office, via certified mail.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ECOLAB INC.

By:	/s/Michael L. Meyer	/s/Gregory Temple
	Michael L. Meyer	Gregory Temple
Executive Vice President,
Human Resources

EXHIBIT A

RELEASE

This Release is executed by Gregory Temple, a resident of St. Paul, Minnesota (hereinafter “TEMPLE”), in consideration of the payments and obligations assumed by Ecolab Inc., a Delaware corporation (hereinafter “ECOLAB”), pursuant to an agreement between the parties, dated                     , 2012 (hereinafter “Agreement”).

In consideration of such Agreement, and other good and valuable consideration, TEMPLE hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which TEMPLE has against ECOLAB, its subsidiaries, affiliates, predecessors, successors, officers and employees occurring to the date of his execution of this Release (hereinafter “claims”).  This Release specifically covers, but is not limited to, any and all claims which TEMPLE has or may have against ECOLAB or any of its subsidiaries, affiliates, successors, officers and employees relating in any way to compensation, or to any other terms, conditions or circumstances of his employment with ECOLAB, its subsidiaries and affiliates, and to the decision to terminate such employment, whether for severance, or pay in lieu of notice of termination, or based on statutory or common law claims for employment discrimination or retaliation (including, but not limited to, discrimination under Title VII of the Civil Rights Act of 1964, the Minnesota Human Rights Act, the St. Paul Human Rights Ordinance, the Family Medical Leave Act, the Americans with Disabilities Act, as amended, and the Age Discrimination in Employment Act), wrongful discharge, defamation, breach of contract or any other theory, whether legal or equitable.

TEMPLE understands that he may rescind the Agreement and this Release contained herein within fifteen (15) days after its execution.  To be effective any rescission must be in writing and be delivered to ECOLAB by hand or mail within the fifteen (15) day period and any consideration already paid under the Agreement shall be returned.  If delivered by mail, the rescission must be postmarked within the fifteen (15) day period and properly addressed to Ecolab Inc., 370 Wabasha Street North, St. Paul, Minnesota 55102, Attention:  Michael Meyer, Executive Vice President, Human Resources, and sent by certified mail/return receipt requested.

TEMPLE has carefully read this Release, fully understands and accepts all of its provisions and signs it voluntarily of his free will.  TEMPLE further acknowledges that he has been provided a full opportunity to review and reflect on the terms of the Agreement and this Release and acknowledges he has been advised to consult with legal counsel of TEMPLE’s choice prior to execution of the Agreement and this Release should he have any questions relating to their provisions or effect.  Finally, TEMPLE acknowledges that he has been informed that he could take twenty-one (21) days to consider the Agreement and this Release, prior to execution, and further acknowledges that changes to the Agreement and this Release, whether material or immaterial, will not restart the twenty-one (21) day consideration period.

Date:
Gregory Temple

EXHIBIT B

RELEASE

This Release is executed by Gregory Temple, a resident of St. Paul, Minnesota (hereinafter “TEMPLE”), in consideration of the payments and obligations assumed by Ecolab Inc., a Delaware corporation (hereinafter “ECOLAB”), pursuant to an agreement between the parties, dated                     , 2012 (hereinafter “Agreement”).

In consideration of such Agreement, and other good and valuable consideration, TEMPLE hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which TEMPLE has against ECOLAB, its subsidiaries, affiliates, predecessors, successors, officers and employees occurring to the date of his execution of this Release (hereinafter “claims”).  This Release specifically covers, but is not limited to, any and all claims which TEMPLE has or may have against ECOLAB or any of its subsidiaries, affiliates, successors, officers and employees relating in any way to compensation, or to any other terms, conditions or circumstances of his employment with ECOLAB, its subsidiaries and affiliates, and to the decision to terminate such employment, whether for severance, or pay in lieu of notice of termination, or based on statutory or common law claims for employment discrimination or retaliation (including, but not limited to, discrimination under Title VII of the Civil Rights Act of 1964, the Minnesota Human Rights Act, the St. Paul Human Rights Ordinance, the Family Medical Leave Act, the Americans with Disabilities Act, as amended, and the Age Discrimination in Employment Act), wrongful discharge, defamation, breach of contract or any other theory, whether legal or equitable.

TEMPLE understands that he may rescind the Agreement and this Release contained herein within fifteen (15) days after its execution.  To be effective any rescission must be in writing and be delivered to ECOLAB by hand or mail within the fifteen (15) day period and any consideration already paid under the Agreement shall be returned.  If delivered by mail, the rescission must be postmarked within the fifteen (15) day period and properly addressed to Ecolab Inc., 370 Wabasha Street North, St. Paul, Minnesota 55102, Attention:  Michael Meyer, Executive Vice President, Human Resources, and sent by certified mail/return receipt requested.

TEMPLE has carefully read this Release, fully understands and accepts all of its provisions and signs it voluntarily of his free will.  TEMPLE further acknowledges that he has been provided a full opportunity to review and reflect on the terms of the Agreement and this Release and acknowledges he has been advised to consult with legal counsel of TEMPLE’s choice prior to execution of the Agreement and this Release should he have any questions relating to their provisions or effect.  Finally, TEMPLE acknowledges that he has been informed that he could take twenty-one (21) days to consider the Agreement and this Release, prior to execution, and further acknowledges that changes to the Agreement and this Release, whether material or immaterial, will not restart the twenty-one (21) day consideration period.

Date:
Gregory Temple

NEW HIRE

EXHIBIT C

EMPLOYMENT AGREEMENT

(MANAGEMENT)

Temple	Greg
Employee’s Last Name	First Name	Middle Initial

Ecolab Inc.’s (“Ecolab”) business is highly competitive and Ecolab has invested considerable sums of money in developing products, equipment, training programs, sales programs, technical service programs and account records for the proper servicing of its customers.  You are being employed by Ecolab in a management position where you will have an opportunity to help shape, supervise and carry out strategic business plans and opportunities for Ecolab.  You acknowledge that this Agreement is a condition of your hire.  While employed with Ecolab, you have and will continue to receive valuable training and have been and will be entrusted with sensitive, confidential information about Ecolab.  In return, you agree not to use this training and information to unfairly compete against Ecolab.  You also agree that the restraints imposed by this Agreement are reasonable and necessary to protect Ecolab’s business and the jobs of other Ecolab employees.

Therefore, in consideration of the covenants and agreements contained herein, you and Ecolab agree as follows:

1.                                      Ecolab will employ you in a management position for such period of time and for such compensation, including salary and employee benefits, as may be mutually agreeable to both parties.  Both Ecolab and you shall have the right to terminate the employment at any time, and your employment shall be, at all times, terminable at will.

2.                                      Ecolab will train you in your particular management position and will provide you with special techniques and information, including Confidential Information, which Ecolab believes will be helpful and necessary to the performance of your duties.  For the purposes of this Agreement, “Confidential Information” means information and trade secrets not generally known about Ecolab’s business such as, but not limited to, unpublished financial data, marketing, financial or other plans, customer or vendor lists, sales reports, price lists, blueprints, formulae, manufacturing processes, inventions and other proprietary data.

3.                                      You will not at any time, both during and after employment by Ecolab, communicate or disclose to any person, firm or corporation, or use for your benefit or for the benefit of any other person, firm or corporation, directly or indirectly, any of Ecolab’s Confidential Information acquired by you while employed by Ecolab.

4.                                      You will not accept any other full or part-time employment to be performed in whole or in part while still employed by Ecolab without first notifying Ecolab of the nature and location of such other employment and the name of such other employer.  You will not accept any such employment if it in any way interferes with the performance of your duties to Ecolab or represents an unreasonable risk of compromising Confidential Information.

5.                                      During your employment with Ecolab, you agree not to plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by Ecolab or participate with or assist others to do so.

6.                                      Subject to the provisions of Paragraph 7, you are free at any time to leave the employment of Ecolab upon proper notice and, subject to the limitations set forth herein, accept any job that utilizes your general education and skills except one that would create an unreasonable risk of compromising Ecolab’s Confidential Information.

7.                                      For a period of one (1) year after termination of your employment with Ecolab:

(a)                                 If your new employer could be construed as a Conflicting Organization, you will inform your new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy.

(b)                                 You will not render services, directly or indirectly, to any Conflicting Organization, except that:

(i)                                     you may accept employment with a Conflicting Organization whose business is diversified and which, as to that part of its business in which you will be employed, is not a Conflicting Organization, provided that Ecolab, prior to your beginning such employment, receives separate written assurances satisfactory to Ecolab from such Conflicting Organization and from you stating that you will not render services, directly or indirectly in connection with any Conflicting Product or Service for the one (1) year noncompete period; and

(ii)                                  you may accept employment with a Conflicting Organization, if during the last two (2) years of your employment with Ecolab, you were not in a position in which you established or maintained relationships with Ecolab customers; you will not be employed in a position with a Conflicting Organization which would give rise to use or disclosure of any Ecolab Confidential Information; and, prior to your beginning such employment, Ecolab receives separate written assurances satisfactory to Ecolab from such Conflicting Organization and from you describing your position with the Conflicting Organization and stating that your new position will not compromise the confidentiality of Ecolab’s Confidential Information.

(c)                                  You will not hire or induce, attempt to induce or in any way assist or act in concert with any other person or organization in hiring, inducing or attempting to induce any employee or agent of Ecolab to terminate such employee’s or agent’s relationship with Ecolab.

(d)                                 You will not service, sell, solicit the sale of, or accept orders for any Conflicting Product or Service to any customer of Ecolab (i) with whom you, or employees who you supervised did business or attempted to business or (ii) for which you provided Ecolab with counsel or advice or, management assistance or (iii) whose account was supervised by you or (iv) which formed the basis in whole or part of the compensation you earned, at anytime during the twelve (12) month period immediately preceding the termination of your employment.

8.                                  For the purposes of this Agreement, a “Conflicting Product or Service” means any product or process of, or service by, any person or organization other than Ecolab, in existence or under development, which is the same as or similar to or improves upon or competes with a product or process of, or service rendered by, Ecolab (a) which you either worked on, performed or sold during your last twelve (12) months of employment by Ecolab; or (b) about which you acquired Confidential Information as a result of your employment by Ecolab.  A “Conflicting Organization” means any person or organization (including one owned in whole or in part by you) which is engaged in or is about to become engaged in the research on, or the development, production, marketing or sale of, or consulting pertaining to, a Conflicting Product or Service.

9.                                  You will fully and promptly communicate to Ecolab in writing all inventions, improvements, devices, processes, treatments, formula, and compounds, whether patentable or not (hereinafter “Inventions”) which are first conceived or first reduced to practice by you, whether individually or jointly with others, during your employment and which pertain to Ecolab’s business.  Inventions shall be deemed to pertain to Ecolab’s business if they relate to any business in which Ecolab is actively engaged, to any business in which Ecolab is conducting research or considering conducting research and development, or to any business which is directly related to any work actually assigned to you by Ecolab.  All such Inventions shall be the sole and exclusive property of Ecolab and you hereby assign all right, title and interest in and to such Inventions to Ecolab.  Any Inventions, which relate to the business of Ecolab, first disclosed by you to anyone within one (1) year after termination of your employment with Ecolab shall be deemed to have been first conceived by you during your employment with Ecolab.  The provisions of this paragraph shall not apply to an Invention for which no equipment, supplies, facilities or trade secret information of Ecolab was used and which was developed entirely on your own time and (1) which does not relate to Ecolab’s business or development, or (2) which does not result from any work performed by you for Ecolab.

10.                               You will keep and maintain adequate and current written records of all Inventions at all stages of development, in the form of notes, sketches, drawings and reports relating thereto.  All such records shall be and remain the property of Ecolab at all times.  Upon termination of employment, you agree to return all such records to Ecolab and shall not keep copies of such records.  You will also, during and after your employment by Ecolab, at the request of Ecolab, assist Ecolab in every way proper to obtain and to vest in it title to patents on such Inventions in all countries by executing and delivering all documents necessary or desirable to accomplish such end.  If Ecolab becomes involved in any litigation, arbitration proceeding or any administrative proceeding that requires your assistance, you will cooperate with Ecolab both during and after your employment and will render such assistance and advice to Ecolab as Ecolab may deem necessary or desirable.  Ecolab will reimburse you for all expenses reasonably incurred by you in performing the acts for Ecolab described in this paragraph and if you are no longer employed by Ecolab at the time,  Ecolab shall compensate you at an hourly rate commensurate with your then current rate of salary.

11.                               Upon termination of your employment, you will immediately return in good order all Ecolab property including but not limited to all Confidential Information in tangible form.  You shall also immediately return all credit cards, keys, automobiles and any other Ecolab property in your possession.

12.                               All of the provisions of the Agreement which are to be effective following termination of your employment, shall be effective whether or not such termination was voluntary or involuntary.  You warrant that prior to entering into this Agreement you have disclosed to Ecolab any agreements with any previous employers which would prevent you from performing any duties for Ecolab.

13.                               This Agreement shall not become effective or be binding upon you and Ecolab until accepted on behalf of Ecolab by the signature hereon of a corporate, group or division officer of Ecolab in St. Paul, Minnesota.  This Agreement supersedes any previous agreements between you and Ecolab, written or oral, relating to this subject matter and may be amended or modified only by a writing signed by you and a corporate, group or division officer of Ecolab.  Notwithstanding the previous sentence, should a court of competent jurisdiction invalidate or find unenforceable the noncompetition provision(s) of this Agreement, the next most recent agreement between you and Ecolab containing noncompetition provision(s), if any, shall remain in full force and effect.

14.                               This Agreement shall be considered as made in the State of Minnesota, and shall be governed by the laws of the State of Minnesota.  All references to Ecolab shall be construed to include subsidiaries and affiliates of Ecolab.  If any of the provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of this Agreement.  The provision held to be invalid or unenforceable shall be deemed modified to the minimum extent necessary to make that provision consistent with applicable law, and in its modified form, that provision shall then be enforceable.

15.                               If a court of competent jurisdiction determines that the non-competition restrictions of this Agreement are too broad as to either time or other terms, then such restrictions shall be enforced to the full extent permitted by law as determined by said court.  In any successful proceeding brought to enforce Ecolab’s rights under this Agreement, Ecolab shall recover court costs and reimbursement of Ecolab’s attorney’s fee and disbursements.  These damages are in addition to any other relief, including injunctive relief, to which Ecolab may be entitled.

ECOLAB INC.		I HAVE CAREFULLY READ, UNDERSTAND AND AGREE TO ALL OF THE TERMS OF THIS AGREEMENT.
By:	/s/Michael L. Meyer

Title:	SVP Human Resources	/s/Greg Temple
(Employee’s Signature)

Date:	5/19/11	Date:	4/5/11